Exhibit 99.1

FOR IMMEDIATE RELEASE

Pharmacyclics Reports Fourth Quarter and Full Year 2014 Financial Results and Provides Business Updates

 - Reaffirms 2015 U.S. Product Revenue Guidance -

Sunnyvale, CA, February 18, 2015 -- Pharmacyclics, Inc. (the “Company”) (NASDAQ: PCYC) today reported financial results for the quarter and year ended December 31, 2014, as well as commercial, regulatory and clinical updates.

Key Highlights

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In the first full year of IMBRUVICA® (ibrutinib) sales, the Company recorded total revenue of $730 million, driven by U.S. net product revenue of $492 million for the year ended December 31, 2014, compared to U.S. net product revenue of $14 million for the prior year.

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Worldwide IMBRUVICA net product revenue of $548 million was recorded for the year ended December 31, 2014, including net product revenue of $56 million from outside of the U.S. as reported by our collaboration partner Janssen Biotech, Inc. and its affiliates (Janssen).

•	Strong fourth quarter U.S. net product revenue of $185 million was reported, representing 31% quarter over quarter growth.
•	The fourth quarter represents the second profitable quarter under the worldwide collaboration and license agreement (Agreement) with Janssen.
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IMBRUVICA received regular (full) U.S. Food and Drug Administration (FDA) approval on January 29, 2015, as the first and only treatment for patients with Waldenstrom’s Macroglobulinemia (WM), and it is approved in all lines of therapy. This is the fourth indication for IMBRUVICA in less than 15 months. In the United States, approximately 1,500 people are diagnosed each year with WM, the prevalence is approximately 12,000 (G7 incidence estimated at 6,000 and prevalence at 23,000).

•	25 IMBRUVICA trials commenced in 2014 across a variety of hematologic histologies.
•	Research expansion with trials in several solid tumor types will begin in the first half of 2015.

“2014 was a year of significant progress across many fronts for IMBRUVICA and for Pharmacyclics. The high clinical adoption rate by prescribers, steady regulatory advancement inside and outside of the U.S. generation of important clinical data, and quarter-over-quarter increase in product revenue and demand have been important elements in our success to date,” commented Bob Duggan, Chairman & CEO of Pharmacyclics. “With the elevation of IMBRUVICA to Category 1 status within NCCN guidelines, continued growing demand within our approved indications, and market expansion in support of our new FDA label/fourth indication, we anticipate IMBRUVICA 2015 U.S. net product revenue of approximately $1 billion.  Simultaneous with robust commercial expansion in 2015, we will continue to advance our understanding of the use of IMBRUVICA as a single agent and in combination with other therapies of high drug value. We will not pause in our purpose to make a difference for the betterment of patients until they achieve a cure and we return them to normal living.”

Financial Results for the Quarter and Year Ended December 31, 2014

Total Revenue

For the year ended December 31, 2014, total revenue increased to $730 million, compared to $260 million for the prior year, primarily due to $479 million increase in IMBRUVICA net product revenue, as the year ended December 31, 2014 was our first full year of IMBRUVICA product sales.

Total revenue for the quarter ended December 31, 2014 increased to $290 million from $124 million in the same period in the prior year, primarily due to a $172 million increase in IMBRUVICA net product revenue year over year.

Milestone Revenue

In connection with the Agreement, we recognized $100 million of milestone revenue during the quarter ended December 31, 2014, compared to $110 million for the same period a year ago.

Milestone revenue for the quarter ended December 31, 2014 of $100 million was based on two events: 1) the EC’s approval of IMBRUVICA for mantle cell lymphoma (MCL) and chronic lymphocytic leukemia (CLL) on October 17, 2014 which triggered milestone payments to us of $80 million under the Agreement and 2) the EMA’s acceptance of a Type II variation application for IMBRUVICA for the treatment of adult patients with WM on December 1, 2014 which triggered a milestone payment to us of $20 million under the Agreement.

To date, in addition to the upfront payment of $150 million, milestone payments of $605 million have been earned under the Agreement and the Company maintains the potential to receive up to an additional $220 million in development ($50 million), regulatory ($50 million) and approval ($120 million) milestone payments from Janssen, assuming specific targets are achieved.

GAAP and Non-GAAP net income

Non-GAAP net income for the quarter ended December 31, 2014 was $75 million, or $0.96 per diluted share, compared to non-GAAP net income of $24 million, or $0.30 per diluted share for the quarter ended December 31, 2013.

Non-GAAP net income for the year ended December 31, 2014 was $140 million, or $1.80 per diluted share, compared to non-GAAP net income of $1 million or $0.01 per diluted share for the year ended December 31, 2013. See “Use of Non-GAAP Financial Measures” below for a description of the Company’s Non-GAAP Financial Measures.  Reconciliation between certain GAAP and Non-GAAP measures is provided at the end of this press release.

GAAP net income for the quarter ended December 31, 2014 was $63 million, or $0.81 per diluted share, compared to GAAP net income of $64 million or $0.82 per diluted share for the quarter ended December 31, 2013.

GAAP net income for the year ended December 31, 2014 was $86 million, or $1.10 per diluted share, compared to GAAP net income of $67 million or $0.87 per diluted share for the year ended December 31, 2013.

Worldwide Collaboration and License Agreement with Janssen

Under the Agreement, the repayment of Excess Amounts is contingent and would become payable, with interest, to Janssen from the Company’s quarterly share of pre-tax commercial profits, commencing after the third profitable quarter for the collaboration until the total Excess Amounts have been repaid from the Company’s earned pre-tax collaboration net profit in subsequent quarters. As of December 31, 2014, total Excess Amounts were $138 million which was comprised of the cumulative amount funded by Janssen to-date of $134 million and interest of $4 million.

The quarter ended December 31, 2014 represented the second profitable quarter for the collaboration, calculated as follows (in thousands):

Three Months Ended
Dec. 31,
2014

50% of Pharmacyclics' U.S. product revenue, net	$92,568
Less: 50% of Pharmacyclics' U.S. cost of goods sold	(6,687)
Pharmacyclics' 50% share of U.S. net product revenue, less cost of goods sold	85,881
Less: Pharmacyclics' share of U.S. commercial expenses under the Agreement	(20,695)
Pharmacyclics' share of U.S. pre-tax profits from the commercialization of IMBRUVICA under the Agreement	65,186
Less: Pharmacyclics' share of outside-U.S. pre-tax commercial loss under the Agreement	(7,741)
Pharmacyclics' share of worldwide pre-tax profits from the commercialization of IMBRUVICA under the Agreement	57,445
Less: Pharmacyclics' share of world-wide research and development expenses under the Agreement	(31,748)
Pharmacyclics' share of IMBRUVICA related pre-tax net profit under the Agreement	$25,697

As of December 31, 2014, the Company has achieved two profitable quarters for the collaboration and expects that the three months ending March 31, 2015 will represent the third profitable quarter for the collaboration. Accordingly, the Company will begin to pay Excess Amounts from its quarterly share of pre-tax commercial profits to Janssen beginning in the fourth profitable quarter for the collaboration and until Excess Amounts have been fully paid.

GAAP and Non-GAAP costs and expenses

Non-GAAP R&D expenses of $44 million for the quarter ended December 31, 2014 increased by $3 million, compared to $41 million for the quarter ended December 31, 2013. Non-GAAP SG&A expenses of $43 million for the quarter ended December 31, 2014 increased by $8 million, compared to $35 million for the quarter ended December 31, 2013. Reconciliation between certain GAAP and Non-GAAP measures is provided at the end of this press release.

GAAP R&D expenses of $48 million for the quarter ended December 31, 2014 increased by $37 million, compared to $11 million for the quarter ended December 31, 2013. GAAP SG&A expenses of $50 million increased by $26 million, compared to $24 million for the quarter ended December 31, 2013.

The Company recorded no Excess Amounts for the quarter ended December 31, 2014.

Company Update

During the fourth quarter, Pharmacyclics was the recipient of two prestigious awards. The 2014 Society for Medicines (SMR) Research Award for Drug Discovery was awarded to the Company at the U.K.-based organization’s bi-annual award lecture in London for the Company’s discovery of ibrutinib. This prestigious independent research award recognizes outstanding development in the multidisciplinary field of drug discovery and is bestowed upon compounds which demonstrate a novel mechanism of action, a novel molecular interaction principle, a high degree of clinical benefit, and a significant ability to address an unmet medical need. In addition to accepting the award, Betty Y. Chang, Ph.D., Vice President of Research at Pharmacyclics who has studied the Bruton’s tyrosine kinase (BTK) pathway and leads the Company’s research of BTK inhibitors, presented the SMR Award Guest Lecture entitled, “Bench to Bedside: From PCI-32765 to ibrutinib to IMBRUVICA.Dav”  Past recipients of this award include Vertex Pharmaceuticals for its work in hepatitis C, Genentech on behalf of Avastin, and Novartis for its development of Glivec, among others.

In addition, the Company received BayBio’s 2014 Pantheon DiNA™ Award for Outstanding Company for its rapid development and commercialization of IMBRUVICA. BayBio, the Northern California affiliate of the Biotechnology Industry Association (BIO), represents 1,000 life sciences companies and institutions in Northern California. The Outstanding Company Award is given through an independent nomination and selection process to one company each year that has made the greatest advancement in and/or the greatest overall contribution to the Northern California life sciences industry in the prior year. Past recipients of this award include BioMarin Pharmaceuticals, Medivation, and Onyx Pharmaceuticals, among other companies.

Commercial and Medical Affairs Update

In January 2015, the National Comprehensive Cancer Network Clinical Practice Guidelines in Oncology (NCCN Guidelines® Non-Hodgkin’s Lymphomas, Version 1.2014) for relapsed/refractory (R/R) CLL updated its guidelines to elevate use of IMBRUVICA to a Category 1 designation.

In the fourth quarter of 2014, the Company announced the launch of informCLL™, a large, observational, prospective registry that will explore the natural history of CLL, examine how IMBRUVICA and other approved targeted therapies are being used to treat patients with CLL, and provide a comparison to treatments using conventional chemoimmunotherapy. The CLL registry will enroll more than 1,000 patients with CLL or small lymphocytic lymphoma (SLL) from community and academic institutions across the U.S. Registry enrollment is planned to begin in the first half of 2015.

Regulatory Update

On January 29, 2015, the U.S. FDA granted full approval for the use of IMBRUVICA (across all lines of treatment) for patients with WM, a rare, indolent form of blood cancer. This is the fourth FDA label approval for IMBRUVICA in less than 15 months and represents a significant milestone for WM patients as it now is the first and only drug approved for this rare blood cancer. IMBRUVICA received FDA Breakthrough Therapy Designation for this indication in February 2013. The FDA application was filed on October 20, 2014 and was approved more than two months ahead of the April 17, 2015 Prescription Drug User Fee Act (PDUFA) target date.

Previously, the Company announced that the EMA accepted a Type II variation application for IMBRUVICA to be used as a treatment for patients with WM. This triggered a milestone payment to the Company of $20 million.

Clinical Update

In November 2014, the Company announced a clinical trial collaboration agreement with AstraZeneca to evaluate the efficacy and safety of its investigational anti-PD-L1 immune checkpoint inhibitor, MEDI4736, in combination with IMBRUVICA as a treatment for hematologic cancers including diffuse large B-cell lymphoma (DLBCL) and follicular lymphoma (FL). A separate agreement will also study this investigational combination in solid tumors. In addition, a clinical trial collaboration agreement was also signed to explore separate combinations of two different AstraZeneca investigational products including a PI3 kinase pathway inhibitor and an mTOR inhibitor in combination with IMBRUVICA for the treatment of R/R DLBCL.

This follows two earlier collaborations that were announced in October 2014. One was for a clinical trial collaboration to evaluate the safety, tolerability and preliminary efficacy of Bristol-Myers Squibb’s investigational PD-1 immune checkpoint inhibitor, nivolumab, in combination with IMBRUVICA as a potential treatment option for patients with non-Hodgkin Lymphoma (NHL), including DLBCL, FL and CLL. The other one was for a master clinical drug supply agreement with Roche to evaluate the safety, tolerability and preliminary efficacy of IMBRUVICA in combination with obinutuzumab, in patients with NHL and CLL/SLL.

During the fourth quarter, 52 clinical, non-clinical and pre-clinical abstracts on IMBRUVICA data were presented at the 56th Annual American Society of Hematology (ASH) Meeting in San Francisco from December 5-9, 2014. Of these abstracts, nine were oral presentations. Key data from select studies evaluating IMBRUVICA’s use as a single agent and in combination included:

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New longer term data from the Phase III RESONATE™ (PCYC-1112) in IMBRUVICA patients with relapsed/refractory CLL, including high-risk CLL patients with del 17p demonstrated at 12 months an 84% progression-free survival (PFS) rate in all patients with previously treated CLL or SLL who received IMBRUVICA and at 12 months a 94% PFS rate in patients who received only one prior therapy. One hundred twenty-two patients (62%) randomized to ofatumumab crossed over to IMBRUVICA; the best ORR for single-agent IMBRUVICA was 90% versus 25% for ofatumumab, with 74% of IMBRUVICA patients achieving a partial response (PR), 8% partial responses with lymphocytosis (PR-L) and 4% complete responses (CR). The most frequent Grade 3 or 4 adverse events (AEs) in the RESONATE trial analysis occurring in IMBRUVICA patients were: neutropenia (18%); pneumonia (9%); thrombocytopenia (6%); anemia (6%); and, hypertension (6%).

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Results were presented from Phase II RESONATE™-17 (PCYC-1117), the largest prospective trial dedicated to studying CLL or SLL patients with del 17p (n=114) showing that IMBRUVICA was associated with an 83% overall response rate (ORR). Seventy-nine percent of patients were alive and had not progressed at 11.5 months, with an OS rate of 84%. The most common Grade 3 or 4 AEs in the RESONATE-17 trial (occurring in > 5% of IMBRUVICA patients) were neutropenia (14%), anemia (8%), and hypertension (8%).

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IMBRUVICA’s impact on patient well-being also was presented from a sub-analysis of the Phase III RESONATE trial showing that IMBRUVICA was associated with improvements in hematologic function and disease burden in previously treated CLL/SLL patients versus those treated with ofatumumab. The data suggest the survival benefit afforded by IMBRUVICA, combined with sustained improvements in key endpoints of the trial including patient-reported outcomes, may enhance patient quality of life while also prolonging survival.

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New Phase II data reported IMBRUVICA’s potential utility as a combination therapy when used with rituximab. The data suggested that the overall efficacy and safety profile of IMBRUVICA is well tolerated when combined with rituximab in patients with relapsed or refractory mantle cell lymphoma (MCL). IMBRUVICA was combined with rituximab in a single-center, Phase II trial in 50 relapsed/refractory MCL patients. After a median follow-up of 11 months (range 4-16 months), the ORR for all 50 patients was 88% (56% CRs and 48% PRs) patients and for the 34 patients with lower levels (< 50) of the Ki-67 protein, a known marker associated with cell growth, the ORR was 100% (56% CRs and 44% PRs). The median duration of response (DOR) and PFS have not yet been reached. There were no deaths due to toxicity. Grade 1 hematologic toxicity events included anemia (30%) and thrombocytopenia (25%). The most common treatment-emergent, non-hematologic adverse events (occurring in > 15% of patients treated with IMBRUVICA plus rituximab) included fatigue; diarrhea; myalgia and dyspnea. This combination has been well tolerated.

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Phase II data also reported during the meeting showed that IMBRUVICA demonstrates anti-tumor activity both as a single-agent and as combination therapy in heavily pre-treated patients with relapsed or relapsed/refractory multiple myeloma (MM).

On January 5, 2015, the Company announced that the use of IMBRUVICA in treatment-naive and previously treated high-risk CLL patients resulted in a significant response rate, with 92% of high-risk CLL patients with del 17p or tumor protein 53 (TP53 aberrations) achieving an objective response (50% achieved a partial response (PR; n=24) and 42% achieved a PR with lymphocytosis (n=20)). These high-risk patients typically do not respond well to standard therapies. The results were published in The Lancet Oncology.

The estimated PFS at 24 months for all patients on an intention-to-treat basis was 82% (95% CI, 71-94). Forty-two of the 51 patients enrolled in the study (82%) continued on IMBRUVICA treatment without disease progression. The most frequent Grade 3 or 4 hematologic AEs in this study were neutropenia (24%), anemia (14%) and thrombocytopenia (10%).

IMBRUVICA clinical trials are active in all regions including the U.S., Europe, Asia Pacific, Asia, and Latin America. To date, over 5,600 patients have been treated in Company-sponsored IMBRUVICA trials conducted in over 35 countries involving more than 800 investigators. Currently, 58 IMBRUVICA clinical trials are registered on www.clinicaltrials.gov, of which 13 are Phase III trials. As these trials complete enrollment, approximately 8,600 patients will have participated. In the past 12 months, the Company initiated one Company- sponsored Phase III trial and two medical research center-sponsored Phase III trials. Currently, there are eight Phase III trials in CLL, two Phase III trials in MCL, one Phase III trial in DLBCL, one Phase III trial in FL, and one Phase III trial in WM.

IMBRUVICA – Selected Clinical Trials

Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma (CLL/SLL)

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RESONATE™ (PCYC-1112): Phase III study of IMBRUVICA versus ofatumumab in patients with relapsed/refractory (R/R) CLL/SLL was initiated in the first quarter of 2012. This was a randomized, multi-center, open-label Phase III trial of IMBRUVICA administered as monotherapy. This 391 patient study met its primary end point of progression-free survival (PFS) as well as a key secondary endpoint of Overall Survival (OS) at the pre-planned interim analysis in January 2014. This study confirmed IMBRUVICA’s clinical benefit in CLL patients who have received one prior therapy, resulting in regular (full) FDA approval for this patient population on July 28, 2014.

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RESONATE™-17 (PCYC-1117): Open-label, single-arm, Phase II study of IMBRUVICA as a single agent in patients with CLL who have deletion of chromosome 17p and who did not respond to or relapsed after at least one prior treatment (a high unmet need population) was initiated in the first quarter of 2013. The primary endpoint of the study is Overall Response Rate (ORR). This study completed enrollment of 111 patients worldwide in the third quarter of 2013. Data was presented at the 56th Annual ASH Meeting on December 9th, 2014.

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RESONATE™-2 (PCYC-1115): Phase III study of IMBRUVICA versus chlorambucil in newly diagnosed elderly CLL/SLL patients was initiated in the first quarter of 2013. This is a randomized, multi-center, open-label trial of IMBRUVICA as a monotherapy versus chlorambucil in patients 65 years or older with treatment naïve CLL/SLL. The study design was agreed upon with the FDA under a Special Protocol Assessment (SPA). The primary objective of the study is to demonstrate a clinically significant improvement in PFS when compared to chlorambucil. This study completed enrollment of 273 patients worldwide in the first quarter of 2014. A data read out is anticipated in the second half of 2015.

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ILLUMINATE (PCYC-1130): Phase III study of IMBRUVICA in combination with GAZYVA® versus chlorambucil in combination with GAZYVA in newly diagnosed CLL/SLL patients was initiated in the fourth quarter of 2014. This is a randomized, multi-center, open-label trial in patients 18 years or older with treatment naïve CLL/SLL. The primary objective of the study is to demonstrate a clinically significant improvement in PFS when compared to chlorambucil plus GAZYVA. The enrollment target of this study is 212 patients.

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HELIOS (CLL3001): Phase III study of IMBRUVICA in combination with bendamustine and rituximab in patients with R/R CLL/SLL was initiated in the third quarter of 2012. This is a randomized, multi-center, double-blinded, placebo-controlled trial of IMBRUVICA in combination with bendamustine and rituximab versus placebo in combination with bendamustine and rituximab (BR) in R/R CLL/SLL patients who have received at least one line of prior therapy. The primary objective of the study is to demonstrate a clinically significant improvement in PFS when compared to bendamustine and rituximab. This study completed enrollment of 578 patients worldwide in the first quarter of 2014. An interim analysis is anticipated in the first half of 2015.

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BRILLIANCE (CLL3002): Phase III study of IMBRUVICA versus rituximab in patients with R/R CLL/SLL was initiated in the fourth quarter of 2013. This is a randomized, open-label, multi-center study to evaluate the efficacy and safety of IMBRUVICA versus rituximab in adult Asia Pacific region patients with R/R CLL or SLL with active disease requiring treatment, who have failed at least one prior line of therapy and are not considered appropriate candidates for treatment or retreatment with purine analog-based therapy or combination chemo-immunotherapy. The primary objective of the study is to demonstrate a clinically significant improvement in PFS. The enrollment target of this study is 150 patients.

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Third-party sponsored: Phase III study of IMBRUVICA versus IMBRUVICA + rituximab versus bendamustine + rituximab in frontline newly diagnosed elderly (≥ 65 Years of Age) CLL/SLL patients (Alliance A041202) was initiated by the National Cancer Institute in the fourth quarter of 2013. This is a randomized, multi-center study designed to evaluate the improvement in PFS of IMBRUVICA with or without rituximab vs bendamustine and rituximab.  Secondary outcome measures include OS and duration of response. The enrollment target of this multi-center study is 523 patients.

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Third-party sponsored: Phase III study in treatment-naive, young fit patients with CLL, comparing the combination of IMBRUVICA and Rituxan to chemoimmunotherapy of FCR (fludarabine, cyclophosphamide, and rituximab), (ECOG1912), was initiated by the Eastern Cooperative Oncology Group in the first quarter of 2014. This is a randomized study designed to evaluate the improvement in PFS of IMBRUVICA with rituximab vs FCR.  Secondary outcome measures include OS and adverse events. The enrollment target of this multi-center study is 519 patients.

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Third-party sponsored: Phase III study in untreated, intermediate and high-risk patients with CLL, comparing monotherapy IMBRUVICA to placebo or no therapy, (CLL12), was initiated by the German Study Group in the first quarter of 2014. This is a randomized study designed to evaluate the improvement in event-free survival (EFS) of IMBRUVICA vs. watch and waiting. Secondary outcome measures include ORR and PFS. The enrollment target of this multi-center study is 302 patients.

Mantle Cell Lymphoma (MCL)

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RAY (MCL3001): Phase III study of IMBRUVICA versus temsirolimus in R/R MCL patients was initiated in the fourth quarter of 2012. This is a randomized, multi-center, open-label trial of IMBRUVICA as a monotherapy versus temsirolimus in R/R MCL patients who received at least one prior rituximab-containing chemotherapy regimen. The primary endpoint of the study is PFS. This ex-U.S. study completed enrollment of 280 patients in the fourth quarter of 2013. A data readout is anticipated in the second half of 2015.

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SHINE (MCL3002): Phase III study of IMBRUVICA in combination with BR in elderly patients with newly diagnosed MCL was initiated in the second quarter of 2013. This is a randomized, multi-center, double-blinded, placebo-controlled trial of IMBRUVICA plus BR versus placebo plus BR in patients 65 years or older with newly diagnosed MCL. The primary endpoint of the study is PFS. The enrollment target of this global study is 520 patients.

Waldenstrom’s Macroglobulinemia (WM)

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INNOVATE (PCYC-1127): Phase III study of IMBRUVICA or placebo in combination with rituximab in patients with previously treated WM was initiated in the second quarter of 2014. This is a randomized, multi-center, double-blinded, placebo-controlled trial of IMBRUVICA.  The primary outcome measure of this study is PFS. The secondary outcome measures include ORR, time to next treatment, OS and the number of participants with AEs as a measure of safety and tolerability within each treatment arm. The enrollment target of this study is 180 patients.

Diffuse Large B-cell Lymphoma (DLBCL)

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PHOENIX (DBL3001): Phase III study of IMBRUVICA in combination with R-CHOP (rituximab, cyclophosphamide, doxorubicin, vincristine, and prednisone) in patients with newly diagnosed non-GCB subtype of DLBCL was initiated in the third quarter of 2013. This is a randomized, multi-center, double-blinded, controlled trial of IMBRUVICA plus rituximab, cyclophosphamide, doxorubicin, vincristine, and prednisone (R-CHOP) versus R-CHOP in patients with newly diagnosed non-GCB subtype DLBCL. The primary endpoint of the study is to demonstrate a clinically significant improvement in EFS when compared to R-CHOP. The enrollment target of this global study is 800 patients.

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PCYC-1123: Phase Ib/II randomized, multi-center, open-label, study of IMBRUVICA, in combination with lenalidomide with or without rituximab in relapsed or refractory patients with diffuse large b-cell lymphoma was initiated in the first quarter of 2014. The primary endpoint of the Phase IIb portion of this study is maximum tolerated dose of the investigational combination regimen and the primary endpoint of the Phase II portion is ORR. The enrollment target of this study is 130 patients.

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PCYC-1124: Phase Ib/II randomized, multi-center, open-label, study of IMBRUVICA, in combination with dose adjusted EPOCH-R in relapsed or refractory patients with diffuse large b-cell lymphoma was initiated in the second quarter of 2014. The primary endpoint of the Phase IIb portion of this study is maximum tolerated dose of the investigational combination regimen and the primary endpoint of the Phase II portion is ORR. The enrollment target of this study is 56 patients.

Follicular Lymphoma (FL)

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PCYC-1125: Phase II multi-center, open-label, study of IMBRUVICA, in combination with rituximab in previously untreated patients with follicular lymphoma was initiated in the fourth quarter of 2013. The primary endpoint of this study is ORR. The enrollment target of this study is 80 patients.

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DAWN (FLR2002): Phase II study of IMBRUVICA in patients with R/R FL was initiated in the second quarter of 2013. This is a multi-center, open-label, single-arm, global trial of IMBRUVICA in patients with chemoimmunotherapy-resistant FL, whose disease has relapsed from at least two prior lines of therapy, including at least one rituximab combination chemotherapy regimen. The primary endpoint of this study is ORR. This study completed enrollment of 111 patients worldwide in the second quarter of 2014. A data read out is anticipated in the second half of 2015.

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SELENE (FLR3001): Phase III study of IMBRUVICA in patients with R/R FL and marginal zone lymphoma was initiated in the first quarter of 2014. This is a randomized, multi-center, placebo-controlled trial in combination with either BR or R-CHOP in patients with previously treated indolent Non-Hodgkin Lymphoma (iNHL). The primary endpoint of this study is PFS. The enrollment target of this global study is 400 patients.

Marginal Zone Lymphoma (MZL)

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PCYC-1121: Phase II study of IMBRUVICA in patients with R/R marginal zone lymphoma was initiated in the fourth quarter of 2013. This is a multi-center, open-label, monotherapy study to evaluate the safety and efficacy of IMBRUVICA in patients with R/R marginal zone lymphoma. The primary endpoint of this study is ORR and the enrollment target of this study is 60 patients.

Multiple Myeloma (MM)

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PCYC-1111: Phase II study of IMBRUVICA in patients with R/R multiple myeloma was initiated in the first quarter of 2012. This is a Phase II, multi-center, open-label trial designed to assess the safety and efficacy of IMBRUVICA as a single agent and in combination with dexamethasone in patients with R/R MM. Data was presented at the 56th Annual ASH Meeting on December 6, 2014. The clinical development focus of this indication is with IMBRUVICA-based combination therapies.

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PCYC-1119: Phase I/IIb study of IMBRUVICA in combination with carfilzomib in patients with R/R MM was initiated in the third quarter of 2013. The Phase I portion of this study is a dose escalation study designed to assess the safety and recommended Phase IIb dose of IMBRUVICA and carfilzomib. The Phase IIb portion will be a randomized, double-blind, placebo-controlled study to evaluate the efficacy of IMBRUVICA and carfilzomib versus carfilzomib and placebo. The primary endpoint of the Phase IIb portion of the study is PFS. The enrollment target of this study is 176 patients.

Graft versus Host Disease (GvHD)

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PCYC-1129: Phase Ib/II study of IMBRUVICA in patients with steroid dependent or refractory GvHD was initiated in the third quarter of 2014. This is a multi-center, open-label trial designed to assess the safety and efficacy of IMBRUVICA as a single agent. The Phase I portion of the study identified 420 mg as the recommended Phase II dose. The Phase II portion of the study, which is currently enrolling, has a primary outcome measure of overall GvHD response rate. The enrollment target of this study is 39 patients.

Acute Lymphoblastic Leukemia (ALL)

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Third-party sponsored: Phase II study of IMBRUVICA in patients with relapsed or refractory ALL was initiated by the National Cancer Institute in the second quarter of 2014. This is an open-label trial designed to assess the efficacy of IMBRUVICA as a single agent. The primary endpoints of this study are ORR and OS. The enrollment target of this study is 20 patients.

Acute Myeloid Leukemia (AML)

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PCYC-1131: Phase II study of IMBRUVICA in patients with Acute Myeloid Leukemia (AML) who have failed standard treatment, or subjects without prior therapy who refuse standard chemotherapy with or without low dose cytarabine (LD-AraC) was initiated in the first quarter of 2015. This is a multi-center, open-label trial designed to assess the safety and efficacy of IMBRUVICA as a single agent and in combination. The primary endpoints of this study are CR or incomplete blood count recovery (CRi) and safety with secondary endpoints being relapse-free survival, EFS, OS and clinical benefit rate. The enrollment target of this study is 67 patients.

Conference Call

The Company will hold a conference call today at 4:30 p.m. ET. To participate, please dial 1-877-303-7908 (domestic callers) and 1-678-373-0875 (international callers). To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. The archived version of the webcast and conference call will be available for 30 days on the Investor Relations section of the Company’s Web site at http://www.pharmacyclics.com.

About IMBRUVICA

IMBRUVICA (ibrutinib) is a first-in-class, oral, once-daily therapy that inhibits a protein called Bruton’s tyrosine kinase (BTK). BTK is a key signaling molecule in the B-cell receptor signaling complex that plays an important role in the survival and spread of malignant B cells. IMBRUVICA blocks signals that tell malignant B cells to multiply and spread uncontrollably.1

IMBRUVICA is approved for the treatment of patients with CLL who have received at least one prior therapy, CLL patients with del 17p a genetic mutation that occurs when part of chromosome 17 has been lost, and patients with WM.1

IMBRUVICA is also approved for the treatment of patients MCL who have received at least one prior therapy. Accelerated approval was granted for the MCL indication based on overall response rate (ORR). Continued approval for the MCL indication may be contingent upon verification of clinical benefit in confirmatory trials.1

IMBRUVICA is being studied alone and in combination with other treatments in several blood cancers. Over 5,100 patients have been treated in clinical trials of IMBRUVICA conducted in 35 countries by more than 800 investigators. Currently, 13 Phase III trials have been initiated with IMBRUVICA and 58 trials are registered on www.clinicaltrials.gov.

IMBRUVICA was one the first medicines to receive U.S. FDA approval via the new Breakthrough Therapy Designation pathway, and is the only product to have received three Breakthrough Therapy Designations.

To learn more about the medical terminology used in this press release, please visit http://stedmansonline.com/.

IMBRUVICA INDICATIONS
IMBRUVICA is indicated to treat people with:
•	CLL who have received at least one prior therapy
•	CLL with 17p deletion
•	WM
•
MCL who have received at least one prior therapy – accelerated approval was granted for this indication based on overall response rate. Continued approval for this indication may be contingent upon verification of clinical benefit in confirmatory trials.

Patients taking IMBRUVICA for CLL or WM should take 420 mg taken orally once daily (or three 140 mg capsules once daily).

Patients taking IMBRUVICA for MCL should take 560 mg taken orally once daily (or four 140 mg capsules once daily).

Capsules should be taken orally with a glass of water. Capsules should be taken whole. Do not open, break, split or chew the capsules.

IMBRUVICA - IMPORTANT SAFETY INFORMATION

WARNINGS AND PRECAUTIONS

Hemorrhage - Fatal bleeding events have occurred in patients treated with IMBRUVICA. Grade 3 or higher bleeding events (subdural hematoma, gastrointestinal bleeding, hematuria, and post-procedural hemorrhage) have occurred in up to 6% of patients. Bleeding events of any grade, including bruising and petechiae, occurred in approximately half of patients treated with IMBRUVICA.

The mechanism for the bleeding events is not well understood. IMBRUVICA may increase the risk of hemorrhage in patients receiving antiplatelet or anticoagulant therapies. Consider the benefit-risk of withholding IMBRUVICA for at least 3 to 7 days pre and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections - Fatal and non-fatal infections have occurred with IMBRUVICA therapy. Grade 3 or greater infections occurred in 14% to 26% of patients. Cases of progressive multifocal leukoencephalopathy (PML) have occurred in patients treated with IMBRUVICA. Monitor patients for fever and infections and evaluate promptly.

Cytopenias - Treatment-emergent Grade 3 or 4 cytopenias including neutropenia (range, 19 to 29%), thrombocytopenia (range, 5 to 17%), and anemia (range, 0 to 9%) occurred in patients treated with IMBRUVICA. Monitor complete blood counts monthly.

Atrial Fibrillation - Atrial fibrillation and atrial flutter (range, 6 to 9%) have occurred in patients treated with IMBRUVICA, particularly in patients with cardiac risk factors, acute infections, and a previous history of atrial fibrillation. Periodically monitor patients clinically for atrial fibrillation. Patients who develop arrhythmic symptoms (e.g. palpitations, lightheadedness) or new-onset dyspnea should have an ECG performed. If atrial fibrillation persists, consider the risks and benefits of IMBRUVICA treatment and dose modification.

Second Primary Malignancies - Other malignancies (range, 5 to 14%) including non-skin carcinomas (range, 1 to 3%) have occurred in patients treated with IMBRUVICA. The most frequent second primary malignancy was non-melanoma skin cancer (range, 4 to 11%).

Tumor Lysis Syndrome - Tumor lysis syndrome has been reported with IMBRUVICA therapy. Monitor patients closely and take appropriate precautions in patients at risk for tumor lysis syndrome (e.g. high tumor burden).

Embryo-Fetal Toxicity - Based on findings in animals, IMBRUVICA can cause fetal harm when administered to a pregnant woman. Advise women to avoid becoming pregnant while taking IMBRUVICA. If this drug is used during pregnancy or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

ADVERSE REACTIONS

The most common adverse reactions (≥25%) in patients with B-cell malignancies (MCL, CLL, WM) were thrombocytopenia, neutropenia, diarrhea, anemia, fatigue, musculoskeletal pain, bruising, nausea, upper respiratory tract infection, and rash. Seven percent of patients receiving IMBRUVICA discontinued treatment due to adverse events.

DRUG INTERACTIONS

CYP3A Inhibitors - Avoid co-administration with strong and moderate CYP3A inhibitors. If a moderate CYP3A inhibitor must be used, reduce the IMBRUVICA dose.

CYP3A Inducers - Avoid co-administration with strong CYP3A inducers.

SPECIFIC POPULATIONS

Hepatic Impairment - Avoid use in patients with moderate or severe baseline hepatic impairment. In patients with mild impairment, reduce IMBRUVICA dose.

For additional important safety information, please see Full Prescribing Information at http://www.imbruvica.com/downloads/Prescribing_Information.pdf

Patient Access to IMBRUVICA

Patients who are prescribed IMBRUVICA can receive access support through a variety of programs:

•	The YOU&i Start™ program enables eligible patients who are experiencing insurance coverage delays to access free product for a limited time.

•
The YOU&i Access™ Instant Savings Program helps commercially insured, eligible patients who have difficulties with out-of-pocket expenses for IMBRUVICA. Eligible patients may receive support to reduce their monthly out-of-pocket costs to $10 per month.

•	The YOU&i Access Service Center assists patients with all access-related administration issues.

•
Pharmacyclics makes donations to the Johnson & Johnson Patient Assistance Foundation (JJPAF), an independent, non-profit organization that provides assistance to patients who need access to IMBRUVICA who are eligible based on financial need and if they are uninsured.

For more information about these comprehensive patient access programs, call 1-877-877-3536 or visit www.IMBRUVICA.com.

About Pharmacyclics

Pharmacyclics, Inc. (NASDAQ: PCYC) is a biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. The company’s mission is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical needs. It will do so by identifying and controlling promising product candidates based on scientific development and administrative expertise, developing its products in a rapid, cost-efficient manner and, pursuing commercialization and/or development partners when and where appropriate.

Pharmacyclics markets IMBRUVICA and has other product candidates in clinical development and several preclinical molecules in lead optimization. The company is committed to high standards of ethics, scientific rigor and operational efficiency as it moves each of these programs to commercialization. Pharmacyclics is headquartered in Sunnyvale, CA. To learn more, please visit www.pharmacyclics.com.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including costs and expenses and other expenses adjusted to exclude certain cash and non-cash expenses. These measures are not in accordance with, or an alternative to, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are: (i) employee-related non-cash expenses including stock-based compensation expense which may fluctuate from period to period based on factors including the timing and accounting of grants for performance-based stock options and changes in the Company’s stock price which impacts the fair value of options granted, (ii) non-cash amortization of intangible assets, and (iii) Excess Amounts recorded in connection with the Company’s worldwide collaboration and license agreement with Janssen (which prior to the quarter ended September 30, 2014 were included in our GAAP results of operations). The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has also provided corresponding GAAP financial measures for comparative purposes. Reconciliation between certain GAAP and non-GAAP measures is provided at the end of this press release.

Safe Harbor Statement
This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “expectation”, “goal”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “target”, “will”, “would” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2013 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

CONTACTS:
Investors	Media	Media
Ramses Erdtmann	Erica Jefferson	Samina Bari
EVP, Corporate Affairs	Senior Director, Corporate Communications	SVP, Corporate Communications
408-215-3325	408-990-7313	408-215-3169
rertdmann@pcyc.com	ejefferson@pcyc.com	sbari@pcyc.com

Healthcare Professionals
U.S. Medical Information
Phone: 1-877-877-3536
medinfo@pcyc.com

IMBRUVICA is a registered trademark of Pharmacyclics, Inc.

SOURCE Pharmacyclics, Inc.

1 American Cancer Society. “What are the key statistics about Waldenstrom macroglobulinemia?” Available at: http://www.cancer.org/cancer/waldenstrommacroglobulinemia/detailedguide/waldenstrom-macroglobulinemia-key-statistics-w-m. Accessed October 2014.

Pharmacyclics, Inc.
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	Dec. 31,	Dec. 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$845,035	$623,956
Marketable securities	11,952	11,672
Accounts receivable, net	64,297	11,044
Receivable from collaboration partners	26,970	51,957
Inventory	34,446	12,603
Advances to manufacturers	12,288	20,316
Prepaid expenses and other current assets	20,571	9,253
Total current assets	1,015,559	740,801
Property and equipment, net	32,476	25,471
Intangible assets, net	8,730	-
Other assets	3,342	2,479
Total assets	$1,060,107	$768,751

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$95,594	$75,214
Payable to collaboration partners	79,799	3,388
Deferred revenue - current portion	18,773	7,581
Income tax payable	70	1,448
Total current liabilities	194,236	87,631
Deferred revenue - non-current portion	34,885	52,025
Other long-term liabilities	1,821	1,472
Total liabilities	230,942	141,128
Stockholders' equity	829,165	627,623
Total liabilities and stockholders' equity	$1,060,107	$768,751

Pharmacyclics, Inc.
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended		Years Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2014	2013	2014	2013
Revenue:
Product revenue, net	$185,136	$13,573	$492,418	$13,573
License and milestone revenue	100,000	109,978	220,000	235,000
Collaboration services revenue	5,056	-	17,311	11,596
Total revenue	290,192	123,551	729,729	260,169
Costs and expenses*:
Cost of goods sold	13,373	3,501	40,410	3,501
Research and Development	47,504	44,715	172,459	170,865
Less: Excess amounts related to Research and development	-	(34,209)	-	(85,732)
Research and development, net	47,504	10,506	172,459	85,133
Selling, general and administrative	50,260	40,134	167,955	104,016
Less: Excess amounts related to Selling, general and administrative	-	(16,021)	-	(30,405)
Selling, general and administrative, net	50,260	24,113	167,955	73,611
Costs of collaboration	85,881	-	226,004	-
Amortization of intangible assets	183	-	520	-
Total costs and expenses	197,201	38,120	607,348	162,245
Income from operations	92,991	85,431	122,381	97,924
Interest and other income (expense), net	61	8	66	212
Income before income taxes	93,052	85,439	122,447	98,136
Income tax provision	29,568	21,202	36,323	31,126
Net income	$63,484	$64,237	$86,124	$67,010

Net income per share:
Basic	$0.84	$0.87	$1.14	$0.92
Diluted	$0.81	$0.82	$1.10	$0.87
Weighted average shares used to compute
net income per share:
Basic	75,692	73,868	75,247	72,777
Diluted	78,471	77,917	78,151	77,083

* Includes stock-based compensation as follows:
Cost of goods sold	$419	$436	$1,453	$436
Research and development	3,871	3,814	22,710	24,041
Selling, general and administrative	7,240	5,385	29,578	25,733
	$11,530	$9,635	$53,741	$50,210

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(unaudited; in thousands, except per share data)

	Three Months Ended		Years Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2014	2013	2014	2013
Reconciliation of GAAP to Non-GAAP Cost of goods sold:
GAAP Cost of goods sold	$13,373	$3,501	$40,410	$3,501
Less: Stock-based compensation (2)	(419)	(436)	(1,453)	(436)
Non-GAAP Cost of goods sold	$12,954	$3,065	$38,957	$3,065

Reconciliation of GAAP to non-GAAP Research and development:
GAAP Research and development	$47,504	$10,506	$172,459	$85,133
Less: Stock-based compensation (2)	(3,871)	(3,814)	(22,710)	(24,041)
Add: Excess Amounts (3)	-	34,209	-	85,732
Non-GAAP Research and development	$43,633	$40,901	$149,749	$146,824

Reconciliation of GAAP to non-GAAP Selling, general and administrative:
GAAP Selling, general and administrative	$50,260	$24,113	$167,955	$73,611
Less: Stock-based compensation (2)	(7,240)	(5,385)	(29,578)	(25,733)
Add: Excess Amounts (3)	-	16,021	-	30,405
Non-GAAP Selling, general and administrative	$43,020	$34,749	$138,377	$78,283

Reconciliation of GAAP to non-GAAP Costs and expenses:
GAAP Costs and expenses	$197,201	$38,120	$607,348	$162,245
Less: Stock-based compensation (2)	(11,530)	(9,635)	(53,741)	(50,210)
Less: Amortization of intangible assets (2)	(183)	-	(520)	-
Add: Excess Amounts (3)	-	50,230	-	116,137
Non-GAAP Costs and expenses	$185,488	$78,715	$553,087	$228,172

Reconciliation of GAAP to non-GAAP Net income:
GAAP Net income	$63,484	$64,237	$86,124	$67,010
Add: Stock-based compensation (2)	11,530	9,635	53,741	50,210
Add: Amortization of intangible assets (2)	183	-	520	-
Less: Excess Amounts (3)	-	(50,230)	-	(116,137)
Non-GAAP Net income	$75,197	$23,642	$140,385	$1,083

Reconciliation of GAAP to non-GAAP Net income per share - basic:
GAAP Net income per share - basic	$0.84	$0.87	$1.14	$0.92
Add: Stock-based compensation expense (2)	0.15	0.13	0.72	0.69
Add: Amortization of intangible assets (2)	0.00	-	0.01	-
Less: Excess Amounts (3)	-	(0.68)	-	(1.60)
Non-GAAP Net income per share - basic	$0.99	$0.32	$1.87	$0.01

Reconciliation of GAAP to non-GAAP Net income per share - diluted:
GAAP net income per share - diluted	$0.81	$0.82	$1.10	$0.87
Add: Stock-based compensation expense (2)	0.15	0.13	0.69	0.65
Add: Amortization of intangible assets (2)	-	-	0.01	-
Less: Excess Amounts (3)	-	(0.65)	-	(1.51)
Non-GAAP net income per share - diluted	$0.96	$0.30	$1.80	$0.01

Shares used in calculating:
Non-GAAP net income per share - basic	75,692	73,868	75,247	72,777
Non-GAAP net income per share - diluted	78,471	77,917	78,151	77,083

(1)
This presentation includes non-GAAP measures. The Company’s non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with its financial statements prepared in accordance with GAAP.

(2)	All stock-based compensation and amortization of intangible assets were excluded for the non-GAAP analysis.
(3)
The Agreement with Janssen provides for a $50 million annual cap of the Company’s share of IMBRUVICA related Research and development and Selling, general and administrative expenses, and offset by pre-tax commercial profits for each calendar year. Amounts incurred in excess of the annual cap (Excess Amounts) which are recognized as a reduction to costs and expenses, were excluded from the non-GAAP analysis.